  As filed with the Securities and Exchange Commission on September 21, 2001.

                                                    Registration No. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                FIRSTENERGY CORP.
           (EXACT NAME OF THE REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 OHIO                                  34-1843785
    (STATE OR OTHER JURISDICTION OF      (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
      INCORPORATION OR ORGANIZATION)

                              76 SOUTH MAIN STREET
                             AKRON, OHIO 44308-1890
                                 (330) 384-5100

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             LEILA L. VESPOLI, ESQ.
                       VICE PRESIDENT AND GENERAL COUNSEL
                                FIRSTENERGY CORP.
                              76 SOUTH MAIN STREET
                             AKRON, OHIO 44308-1890
                                 (330) 384-5800
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                 WITH COPIES TO:

  JOHN H. BYINGTON, JR., ESQ.                        DOUGLAS E. DAVIDSON, ESQ.
    PILLSBURY WINTHROP LLP                            THELEN REID & PRIEST LLP
    ONE BATTERY PARK PLAZA                              40 WEST 57TH STREET
    NEW YORK, NY 10004-1490                           NEW YORK, NY 10019-4097
        (212) 858-1000                                     (212) 603-2000
      FAX: (212) 858-1500                               FAX: (212) 603-2001


Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /_/

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /_/


                         CALCULATION OF REGISTRATION FEE


============================================================================================================
                                                                                PROPOSED
                                                                PROPOSED        MAXIMUM
                                                                 MAXIMUM       AGGREGATE      AMOUNT OF
       TITLE OF EACH CLASS OF                                OFFERING PRICE  OFFERING PRICE  REGISTRATION
     SECURITIES TO BE REGISTERED   AMOUNT TO BE REGISTERED    PER UNIT (1)       (1)(2)          FEE
------------------------------------------------------------------------------------------------------------
Debt Securities..................       $4,000,000,000            100%       $4,000,000,000   $1,000,000
============================================================================================================


  (1) Estimated solely for the purpose of calculating the registration fee.
  (2) Exclusive of accrued interest, if any.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

PROSPECTUS       SUBJECT TO COMPLETION DATED SEPTEMBER 21, 2001



                                 $4,000,000,000

                                FIRSTENERGY CORP.

                                 DEBT SECURITIES

                              ---------------------


By this prospectus, we may from time to time offer our senior unsecured debt securities in one or more series with the same or different terms.

This prospectus provides a general description of our debt securities. The specific terms of each series of debt securities will be determined at the time they are sold and will be included in a prospectus supplement. This prospectus may not be used to sell debt securities unless accompanied by a prospectus supplement that describes those debt securities.

Before you invest, you should carefully read this prospectus, any applicable prospectus supplement and any information under the heading "Where You Can Find More Information."

                              ---------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              ---------------------





The date of this Prospectus is [ ], 2001.

[red herring language appears here to be inserted on left hand side legend on the cover page]

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

ABOUT THIS PROSPECTUS.........................................................3
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS..........................3
FIRSTENERGY CORP..............................................................4
RECENT DEVELOPMENTS...........................................................4
USE OF PROCEEDS...............................................................5
RATIO OF EARNINGS TO FIXED CHARGES............................................5
DESCRIPTION OF THE DEBT SECURITIES............................................5
PLAN OF DISTRIBUTION.........................................................16
LEGAL MATTERS................................................................17
EXPERTS......................................................................17
WHERE YOU CAN FIND MORE INFORMATION..........................................18

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of our debt securities described in this prospectus in one or more offerings up to a total offering price of $4,000,000,000. This prospectus provides you with a general description of the debt securities we may offer. Each time we offer to sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement and the additional information described below under the heading "Where You Can Find More Information."

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

         We caution you that this prospectus and the periodic reports and other documents that are incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They are statements about future performance or results (such as statements including, but not limited to, the terms "potential," "estimate," "believe," "expect" and "anticipate" and similar words) when we discuss our financial condition, results of operations and business. Forward-looking statements involve certain risks, assumptions and uncertainties. They are not guarantees of future performance. Factors may cause actual results to differ materially from those expressed in these forward-looking statements. These factors include:

         -        changes in national and regional economic conditions;

         -        changes in markets for energy services;

         -        changing commodity market prices;

         -        the availability and cost of capital;

         - inability to accomplish or realize anticipated benefits of strategic goals (including our pending merger with GPU, Inc. (see "Recent Developments" below));

         - legislative and regulatory changes (including revised environmental requirements);

         - economic or weather conditions affecting future sales and margins;

         - the speed and nature of increased competition and deregulation in the electric utility industry; and

         -        outcomes of legal proceedings.

         We believe that the expectations reflected in our forward-looking statements are reasonable. However, we cannot assure you that these expectations will prove to be correct. You should consider the factors we have noted above as you read the forward-looking statements in this prospectus.

         All subsequent written and oral forward-looking statements attributable to FirstEnergy or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

                                FIRSTENERGY CORP.

         FirstEnergy Corp. was organized under the laws of the State of Ohio in 1996 and became a holding company on November 8, 1997 in connection with the merger of Ohio Edison Company and Centerior Energy Corporation. Our principal business is the holding, directly or indirectly, of all of the outstanding common stock of our principal electric utility operating subsidiaries, Ohio Edison, The Cleveland Electric Illuminating Company, Pennsylvania Power Company and The Toledo Edison Company. On September 1, 2000, these utility subsidiaries transferred their transmission assets to our wholly-owned subsidiary, American Transmission Systems, Incorporated, which we refer to as ATSI. ATSI owns and operates our major high-voltage transmission facilities and has interconnections with other regional utilities.

         Pursuant to our corporate separation plan implemented under Ohio utility restructuring legislation, we transferred operational control of the non-nuclear generation assets of our electric utility operating subsidiaries to FirstEnergy Generation Corp. as of January 1, 2001. We expect that the transfer of ownership of those assets to FirstEnergy Generation will be completed by December 31, 2005, the end of the legislation's market development period.

         Our consolidated revenues are primarily derived from electric service provided by our utility operating subsidiaries, including ATSI, and the revenues of our other principal subsidiaries: FirstEnergy Solutions Corp., FirstEnergy Facilities Services Group, LLC and MARBEL Energy Corporation. In addition, we hold all of the outstanding common stock of four other direct subsidiaries:
FirstEnergy Properties, Inc., FirstEnergy Ventures Corp., FirstEnergy Nuclear Operating Company and FirstEnergy Securities Transfer Company.

         The combined service areas of our electric utility operating subsidiaries encompass approximately 13,200 square miles in central and northern Ohio and western Pennsylvania. The areas they serve have combined populations of approximately 5.8 million.

         Our principal executive office is located at 76 South Main Street, Akron, Ohio 44308-1890. Our telephone number is (330) 384-5100.

                               RECENT DEVELOPMENTS

         On August 8, 2000, we entered into a merger agreement with GPU, Inc. pursuant to which GPU will merge with and into us with our continuing as the surviving corporation. Under the merger agreement, we would acquire all of the outstanding shares of GPU's common stock for approximately $4.5 billion in cash and FirstEnergy common stock. Following the merger, our principal electric utility operating companies would include Ohio Edison, Cleveland Electric, Toledo Edison, Penn Power and ATSI, as well as GPU's electric utility operating companies: Jersey Central Power & Light Company, Metropolitan Edison Company and Pennsylvania Electric Company, which together serve customers in New Jersey and Pennsylvania. In total, our and GPU's energy companies will serve approximately
4.3 million customers within 37,200 square miles in Ohio, Pennsylvania and New Jersey.

         The merger was approved by our shareholders and GPU's shareholders on November 21, 2000. Necessary regulatory approvals have been received from the Federal Energy Regulatory Commission, the

Nuclear Regulatory Commission, the New York State Public Service Commission, the Pennsylvania Public Utility Commission and the Federal Communications Commission. Remaining approvals are required from the New Jersey Board of Public Utilities and from the SEC pursuant to the Public Utility Holding Company Act of 1935 and are expected early in the fourth quarter of 2001. The merger is expected to close promptly after all of the conditions to the consummation of the merger, including the receipt of the remaining regulatory approvals, are fulfilled or waived.

         GPU files annual, quarterly and other reports and information with the SEC. You can read and copy any information filed by GPU with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549 or from the Internet site maintained by the SEC (http://www.sec.gov). GPU also maintains an Internet site (http://www.gpu.com). Unless otherwise indicated in a prospectus supplement, information filed by GPU with the SEC or contained on its Internet site does not constitute part of this prospectus.

                                 USE OF PROCEEDS

         Unless otherwise specified in any prospectus supplement that accompanies this prospectus, we intend to use the net proceeds from the sale of the debt securities offered by this prospectus to refinance short-term debt incurred in connection with the consummation of the GPU merger. We may also use any remaining net proceeds for general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table shows our consolidated ratio of earnings to fixed charges for the periods indicated.


                                     Year Ended December 31,        Twelve months
                            -------------------------------------       ended
                            1996   1997    1998     1999     2000    June 30, 2001
                            ----   ----    ----     ----     ----    -------------
Ratio of Earnings to
Fixed Charges.....          2.38   2.18    1.77     2.01     2.10        2.10

"Earnings" for purposes of the calculation of Ratio of Earnings to Fixed Charges have been computed by adding to "income before extraordinary item and cumulative effect of change in accounting principle" all taxes based on income or profits, total interest charges and the estimated interest element of rentals charged to income. "Fixed charges" include total interest charges and the estimated interest element of rentals.

                       DESCRIPTION OF THE DEBT SECURITIES

         The following description sets forth the general terms and provisions of the debt securities that we may offer by this prospectus. The debt securities are senior unsecured debt securities and will rank equally with all of our other unsecured and unsubordinated debt. The debt securities will be issued under an indenture between us and Bank One Trust Company, N.A., as trustee. The indenture gives us broad authority to set the particular terms of each series of debt securities, including the right to modify certain of the terms contained in the indenture. The particular terms of a series of debt securities and the extent, if any, to which the particular terms of the issue modify the terms of the indenture will be described in the prospectus supplement relating to those debt securities.

         The indenture contains the full text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the debt securities or the indenture. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of terms used in the indenture. We also include references in parentheses to certain sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in a prospectus supplement, these sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of the debt securities described in the applicable prospectus supplement or supplements.

         If applicable, the prospectus supplement relating to an issue of debt securities will describe any special United States federal income tax considerations relevant to those debt securities.

         There is no requirement under the indenture that future issues of our debt securities be issued under the indenture. We will be free to use other indentures or documentation, containing provisions different from those included in the indenture or applicable to one or more issues of debt securities, in connection with future issues of other debt securities.

GENERAL

         The indenture does not limit the aggregate principal amount of debt securities that we may issue under the indenture. The indenture provides that the debt securities may be issued in one or more series. The debt securities may be issued at various times and may have differing maturity dates and may bear interest at differing rates. We need not issue all debt securities of one series at the same time and, unless otherwise provided, we may reopen a series, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series.

         Prior to the issuance of each series of debt securities, the terms of the particular securities will be specified in a supplemental indenture, a board resolution or in one or more officer's certificates authorized pursuant to a board resolution. We refer you to the applicable prospectus supplement for a description of the following terms of the series of debt securities:

         o        title of the debt securities;

         o any limit on the aggregate principal amount of the debt securities;

         o the person to whom any interest on the debt securities shall be payable, if other than the person in whose name the debt securities are registered at the close of business on the regular record date for that interest;

         o the date or dates on which the principal of the debt securities will be payable or how the date or dates will be determined;

         o the rate or rates at which the debt securities will bear interest, if any, or how the rate or rates will be determined and the date or dates from which interest will accrue;

         o        the dates on which interest will be payable;

         o        the record dates for payments of interest;

         o the place or places, if any, in addition to the office of the trustee, where the principal of, and premium, if any, and interest, if any, on the debt securities will be payable;

         o the period or periods within which, the price or prices at which, and the terms and conditions upon which, the debt securities may be redeemed, in whole or in part, at our option;

         o any sinking fund or other provisions or options held by holders of the debt securities that would obligate us to purchase or redeem the debt securities;

         o the percentage, if less than 100%, of the principal amount of the debt securities that will be payable if the maturity of the debt securities is accelerated;

         o any changes or additions to the events of default under the indenture or changes or additions to our covenants under the indenture;

         o any collateral security, assurance or guarantee for the debt securities; and

         o        any other specific terms applicable to the debt securities.

         Unless we otherwise indicate in the applicable prospectus supplement, the debt securities will be denominated in United States currency in minimum denominations of $1,000 and multiples of $1,000.

         Unless we otherwise indicate in the applicable prospectus supplement, there are no provisions in the indenture or the debt securities that require us to redeem, or permit the holders to cause a redemption of, the debt securities or that otherwise protect the holders in the event that we incur substantial additional indebtedness, whether or not in connection with a change in control of our company.

SECURITY AND RANKING

         We conduct our operations primarily through our subsidiaries and substantially all of our consolidated assets are held by our subsidiaries. Accordingly, our cash flow and our ability to meet our obligations under the debt securities are largely dependent upon the earnings of our subsidiaries and the distribution or other payment of these earnings to us in the form of dividends. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on our debt securities or to make any funds available for payment of amounts due on our debt securities.

         Because we are a holding company, our obligations under the debt securities will be effectively subordinated to all existing and future liabilities of our subsidiaries. Therefore, our rights and the rights of our creditors, including the rights of the holders of our debt securities, to participate in the liquidation of assets of any subsidiary will be subject to the prior claims of the subsidiary's creditors. To the extent that we may be a creditor with recognized claims against any of our subsidiaries, our claims would still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of the subsidiary and would be subordinated to any indebtedness, other liabilities, and preferred securities, of the subsidiary, senior to that held by us. As of June 30, 2001, our subsidiaries had approximately $6.4 billion principal amount of indebtedness and $0.9 billion stated value of preferred securities outstanding.

PAYMENT AND PAYING AGENTS

         Unless otherwise indicated in a prospectus supplement, we will pay interest on our debt securities on each interest payment date by wire transfer to an account at a banking institution in the United States that is designated in writing to the trustee by the person entitled to that payment or by check mailed to the person in whose name the debt security is registered as of the close of business on the regular record date relating to the interest payment date, except that interest payable at stated maturity, upon redemption or otherwise, will be paid to the person to whom principal is paid. However, if we default in paying interest on a debt security, we may pay defaulted interest to the registered owner of the debt security as of the close of business on a special record date selected by the trustee, which will be between 10 and 15 days before the date we propose for payment of the defaulted interest, or in any other lawful manner of payment that is consistent with the requirements of any securities exchange on which the debt securities may be listed for trading, if the trustee finds it practicable (See Section 307).

REDEMPTION

         We will set forth any terms for the redemption of debt securities in a prospectus supplement. Unless we indicate differently in a prospectus supplement, and except with respect to debt securities redeemable at the option of the registered holder, debt securities will be redeemable upon notice by mail between 30 and 60 days prior to the redemption date. If less than all of the debt securities of any series or any tranche of a series are to be redeemed, the trustee will select the debt securities to be redeemed and will choose the method of random selection it deems fair and appropriate. (See Sections 301, 403 and 404.)

         Debt securities will cease to bear interest on the redemption date. We will pay the redemption price and any accrued interest to the redemption date once you surrender the debt security for redemption. (See Section 405.) If only part of a debt security is redeemed, the trustee will deliver to you a new debt security of the same series for the remaining portion without charge. (See
Section 406.)

         We may make any redemption conditional upon the receipt by the paying agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the paying agent has not received the money by the date fixed for redemption, we will not be required to redeem the debt securities. (See Section 404.)

REGISTRATION, TRANSFER, EXCHANGE AND FORM

         The debt securities will be issued only in fully registered form, without interest coupons and in denominations that are even multiples of $1,000. Debt securities of any series will be exchangeable for other debt securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. (See Section 305.)

         Unless we otherwise indicate in the applicable prospectus supplement, debt securities may be presented for registration of transfer, duly endorsed or accompanied by a duly executed written instrument of transfer, at the office or agency maintained for this purpose, without service charge except for reimbursement of taxes and other governmental charges as described in the indenture. (See Section 305.)

         In the event of any redemption of debt securities of any series, the trustee will not be required to exchange or register a transfer of any debt securities of the series selected, called or being called for redemption except the unredeemed portion of any debt security being redeemed in part. (See Section 305.)

LIMITATION ON LIENS

         The indenture provides that, except as otherwise specified with respect to a particular series of debt securities, we will not pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest, or other lien upon, any capital stock of any subsidiary now or hereafter directly owned by us, to secure any indebtedness without also equally and ratably securing the outstanding debt securities of that series and all other indebtedness entitled to be so secured.

         This restriction does not apply to, or prevent the creation or any extension, renewal or refunding of:

         o any mortgage, pledge, security interest, lien or encumbrance upon any capital stock created at the time we acquire it or within one year after that time to secure the purchase price for the capital stock;

         o any mortgage, pledge, security interest, lien or encumbrance upon any capital stock existing at the time we acquire it, whether or not we assume the secured obligations; or

         o any judgment, levy, execution, attachment or other similar lien arising in connection with court proceedings, provided that:

                  (1) the execution or enforcement of the lien is effectively stayed within 30 days after entry of the corresponding judgment, or the corresponding judgment has been discharged within that 30-day period, and the claims secured by the lien are being contested in good faith by appropriate proceedings timely commenced and diligently prosecuted;

                  (2) the payment of each lien is covered in full by insurance and the insurance company has not denied or contested coverage thereof; or

                  (3) so long as each lien is adequately bonded, any appropriate and duly initiated legal proceedings for the review of the corresponding judgment, decree or order shall not have been fully terminated or the period within which these proceedings may be initiated shall not have expired.

         Unless we otherwise specify in the prospectus supplement for a particular series of debt securities, we may, without securing the debt securities of that series, pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien, in addition to liens expressly permitted as described in the preceding paragraphs, upon, capital stock of any subsidiary now or hereafter owned by us to secure any indebtedness, which would otherwise be subject to the foregoing restriction, in an aggregate amount which, together with all other such indebtedness, does not exceed 10% of our consolidated net tangible assets. As of June 30, 2001, we had consolidated net tangible assets of approximately $13.3 billion.

         For purposes of this covenant, "consolidated net tangible assets" means the amount shown as total assets on our consolidated balance sheet, less (i) intangible assets including, without limitation, such items as goodwill, trademarks, trade names, patents, and unamortized debt expense; (ii) current liabilities; and (iii) appropriate adjustments, if any, related to minority interests. These amounts will be determined in accordance with generally accepted accounting principles.

         The foregoing limitation does not limit in any manner:

         o our ability to place liens on any of our assets other than the capital stock of subsidiaries that we directly own;

         o our ability to cause the transfer of our assets or those of our subsidiaries, including the capital stock covered by the foregoing restrictions; or

         o the ability of any of our subsidiaries to place liens on any of their assets. (See Section 608.)

CONSOLIDATION, MERGER, CONVEYANCE, SALE OR TRANSFER

         We have agreed not to consolidate with or merge into any other entity or convey, sell or otherwise transfer our properties and assets substantially as an entirety to any entity unless:

         o the successor is an entity organized and existing under the laws of the United States of America or any State or the District of Columbia;

         o the successor expressly assumes by a supplemental indenture the due and punctual payment of the principal of, and premium, if any, and interest, if any, on all the outstanding debt securities under the indenture and the performance of every covenant of the indenture that we would otherwise have to perform or observe; and

         o immediately after giving effect to the transactions, no event of default with respect to any series of debt securities and no event which after notice or lapse of time or both would become an event of default with respect to any series of debt securities, will have occurred and be continuing. (See Section 1101.)

MODIFICATION OF THE INDENTURE

         Under the indenture or any supplemental indenture, our rights and the rights of the holders of debt securities may be changed with the consent of the holders representing a majority in principal amount of the outstanding debt securities of all series affected by the change, voting as one class, provided that the following changes may not be made without the consent of the holders of each outstanding debt security affected thereby:

         o change the fixed date upon which the principal of or the interest on any debt security is due and payable, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or reduce the amount of the principal of an original issue discount security that would be payable upon a declaration of acceleration of the maturity thereof, or change any place of payment where, or the currency in which, any debt security or any premium, if any, or the interest thereon is payable, or impair the right to institute suit for the enforcement of any payment on or after the date such payment is due or, in the case of redemption, on or after the date fixed for such redemption;

         o reduce the stated percentage of debt securities, the consent of the holders of which is required for any modification of the applicable indenture or for waiver by the holders of certain of their rights; or

         o        modify certain provisions of the indenture. (See Section
                  1202.)

         An "original issue discount security" means any security authenticated and delivered under the indenture which provides for an amount less than the principal amount thereof to be due and payable upon the declaration of acceleration of the maturity thereof.

         The indenture also permits us and the trustee to amend the indenture without the consent of the holders of any debt securities for any of the following purposes:

         o to evidence the assumption by any permitted successor of our covenants in the indenture and in the debt securities;

         o to add to the covenants with which we must comply or to surrender any of our rights or powers under the indenture;

         o        to add additional Events of Default;

         o        to change, eliminate, or add any provision to the indenture;
                  provided, however, if the change, elimination, or addition will adversely affect the interests of the holders of debt securities of any series, other than any series the terms of which permit such change, elimination or addition, in any material respect, the change, elimination, or addition will become effective only:

                  (1) when the consent of the holders of debt securities of the series has been obtained in accordance with the indenture; or

                  (2) when no debt securities of the series remain outstanding under the indenture;

         o        to provide collateral security for all of the debt securities;

         o to establish the form or terms of debt securities of any other series as permitted by the indenture;

         o to provide for the authentication and delivery of bearer securities and coupons attached thereto;

         o to evidence and provide for the acceptance of appointment of a successor trustee;

         o to provide for the procedures required for use of a noncertificated system of registration for the debt securities of all or any series;

         o to change any place where principal, premium, if any, and interest shall be payable, debt securities may be surrendered for registration of transfer or exchange and notices to us may be served; or

         o to cure any ambiguity or inconsistency or to make any other provisions with respect to matters and questions arising under the indenture; provided that such action shall not adversely affect the interests of the holders of debt securities of any series in any material respect. (See Section 1201.)

EVENTS OF DEFAULT

         An event of default with respect to any series of debt securities is defined in the indenture as being any one of the following:

         o failure to pay interest on the debt securities of that series for 30 days after payment is due;

         o failure to pay principal of or any premium on the debt securities of that series when due, whether at stated maturity or upon earlier acceleration or redemption;

         o failure to perform other covenants in the indenture for 90 days after we are given written notice from the trustee or the trustee receives written notice from the registered owners of at least 33% in principal amount of the debt securities of that series; however, the trustee or the trustee and the holders of such principal amount of debt securities of that series can agree to an extension of the 90-day period and such an agreement to extend will be automatically deemed to occur if we are diligently pursuing action to correct the default;

         o certain events of bankruptcy, insolvency, reorganization, receivership or liquidation relating to us; and

         o any other event of default included in the supplemental indenture or officer's certificate for that series of debt securities. (See Section 801.)

         An event of default regarding a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities.

         We will be required to file with the trustee annually an officers' certificate as to the absence of default in performance of certain covenants in the indenture. (See Section 606.) The indenture provides that the trustee may withhold notice to the holders of the debt securities of any default, except in payment of principal of, or premium, if any, or interest on, the debt securities or in the payment of any sinking fund installment with respect to the debt securities, if the trustee in good faith determines that it is in the interest of the holders of the debt securities to do so. (See Section 902.)

         The indenture provides that, if an event of default with respect to the debt securities of any series occurs and continues, either the trustee or the holders of 33% or more in aggregate principal amount of the debt securities of that series may declare the principal amount of all the debt securities to be due and payable immediately. However, if the event of default is applicable to all outstanding debt securities under the indenture, only the trustee or holders of at least 33% in principal amount of all outstanding debt securities of all series, voting as one class, and not the holders of any one series, may make such a declaration of acceleration.

         At any time after a declaration of acceleration with respect to the debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the event of default giving rise to such declaration of acceleration will be considered waived, and such declaration and its consequences will be considered rescinded and annulled, if:

         o we have paid or deposited with the trustee a sum sufficient to pay:

                  (1) all overdue interest, if any, on all debt securities of the series,

                  (2) the principal of and premium, if any, on any debt securities of the series which have otherwise become due and interest, if any, that is currently due, including interest on overdue interest, if any, and

                  (3)      all amounts due to the trustee under the indenture;
                           and

         o any other event of default with respect to the debt securities of that series has been cured or waived as provided in the indenture.

         There is no automatic acceleration, even in the event of our bankruptcy, insolvency or reorganization. (See Section 802.)

         Subject to the provisions of the indenture relating to the duties of the trustee, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the debt securities, unless the holders shall have offered to the trustee reasonable indemnity. (See Section 903.)

         Subject to the provision for indemnification, the holders of a majority in principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. However, if the event of default relates to more than one series of debt securities, only the holders of a majority in aggregate principal amount of all affected series will have the right to give this direction. However, the trustee shall have the right to decline to follow any direction if the trustee shall determine that the action so directed conflicts with any law or the provisions of the indenture or if the trustee shall determine that the action would be prejudicial to holders not taking part in the direction. (See Section 812.)

SATISFACTION AND DISCHARGE

         We will be discharged from our obligations on the debt securities of any series, or any portion of the principal amount of the debt securities of any series, if we

         (1) irrevocably deposit with the Trustee sufficient cash or eligible obligations (or a combination of both) to pay the principal, or portion of principal, interest, any premium and any other sums when due on the debt securities at their maturity, stated maturity date, or redemption; and

         (2)      deliver to the Trustee:

                  (a) a company order stating that the money and eligible obligations deposited in accordance with the Indenture shall be held in trust and certain opinions of counsel and of an independent public accountant;

                  (b) if such deposit shall have been made prior to the maturity of the debt securities of the series, an officer's certificate stating our intention that, upon delivery of the officer's certificate, our indebtedness in respect of those debt securities, or the portions thereof, will have been satisfied and discharged as contemplated in the Indenture; and

                  (c) an opinion of counsel to the effect that, as a result of a change in law or a ruling of the United States Internal Revenue Service, the holders of the debt securities of the series, or portions thereof, will not recognize income, gain or loss for United States federal income tax purposes as a result of the satisfaction and discharge of our indebtedness and will be subject to United States federal income tax on the same amounts, at the same times and in the same manner as if we had not so satisfied and discharged our indebtedness.

For this purpose, "eligible obligations" include direct obligations of, or obligations unconditionally guaranteed by, the United States entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof and which do not contain provisions permitting their redemption or other prepayment at the option of the issuer thereof.

In the event that all of the conditions set forth above have been satisfied for any series of debt securities, or portions thereof, except that, for any reason, we have not delivered the officer's certificate and opinion described in clauses
(b) and (c) above, the holders of those debt securities will no longer be entitled to the benefits of certain of our covenants under the indenture, including the covenant described above in "--Limitation on Liens." Our indebtedness in respect of those debt securities, however, will not be deemed to have been satisfied and discharged prior to maturity, and the holders of those debt securities may continue to look to us for payment of the indebtedness represented thereby. (See Section 701.)

The indenture will be deemed satisfied and discharged when no debt securities remain outstanding and when we have paid all other sums payable by us under the indenture. (See Section 702.) All moneys we pay to the trustee or any paying agent on debt securities which remain unclaimed at the end of two years after payments have become due will be paid to us or upon our order. Thereafter, the holder of those debt securities may look only to us for payment and not the trustee or any paying agent. (See Section 603.)

RESIGNATION OR REMOVAL OF TRUSTEE

         The trustee may resign at any time by giving written notice to us specifying the day upon which the resignation is to take effect. The resignation will take effect immediately upon the later of the appointment of a successor trustee and the specified day. (See Section 910.)

         The trustee may be removed at any time by an instrument or concurrent instruments in writing delivered to the trustee and us and signed by the holders, or their attorneys-in-fact, representing at least a majority in principal amount of the then outstanding debt securities. In addition, under certain circumstances, we may remove the trustee upon notice to the holder of each debt security outstanding and the trustee, and appointment of a successor trustee. (See Section 910.)

CONCERNING THE TRUSTEE

         Bank One Trust Company, N.A. is the trustee under the indenture. We maintain other banking relationships in the ordinary course of business with the trustee and its affiliates.

GOVERNING LAW

         The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the law of any other jurisdiction shall be mandatorily applicable.

BOOK-ENTRY ONLY SYSTEM

         The following discussion pertains to debt securities that are issued in book-entry only form.

         One or more global notes would be issued to The Depository Trust Company or its nominee. DTC would keep a computerized record of its participants (for example, your broker) whose clients have purchased the debt securities. The participant would then keep a record of its clients who purchased the debt securities. A global note may not be transferred, except that DTC, its nominee and their successors may transfer an entire global note to one another.

         Under book-entry only, we will not issue certificates to individual holders of the debt securities. Beneficial interests in global notes will be shown on, and transfers of beneficial interests in global notes will be made only through, records maintained by DTC and its participants.

         DTC has advised us that it is:

         o a limited-purpose trust company organized under the New York Banking Law;

         o a "banking organization" within the meaning of the New York Banking Law;

         o        a member of the Federal Reserve System;

         o a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

         o        a "clearing agency" registered pursuant to the provisions of
                  Section 17A of the Securities Exchange Act of 1934.

         DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants' accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

         DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.

         DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

         We will wire principal and interest payments to DTC's nominee. We and the trustee will treat DTC's nominee as the owner of the global notes for all purposes. Accordingly, we and the trustee will have no direct responsibility or liability to pay amounts due on the debt securities to owners of beneficial interests in the global notes.

         It is DTC's current practice, upon receipt of any payment of principal or interest, to credit direct participants' accounts on the payment date according to their respective holdings of beneficial interests in the global notes as shown on DTC's records as of the record date for such payment. In addition, it is DTC's current practice to assign any consenting or voting rights to direct participants whose accounts are credited with securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global notes, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with securities held for the account of customers registered in "street name." However, these payments will be the responsibility of the participants and not of DTC, the trustee, or us.

         Debt securities represented by a global note will be exchangeable for debt securities certificates with the same terms in authorized denominations only if:

         o DTC notifies us that it is unwilling or unable to continue as depository or if DTC ceases to be a clearing agency registered under applicable law;

         o we instruct the trustee that the global note is now exchangeable; or

         o        an event of default has occurred and is continuing.

         According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

                              PLAN OF DISTRIBUTION

         We may use the following methods to sell the debt securities:

         o        through negotiation with one or more underwriters;

         o through one or more agents or dealers designated from time to time;

         o        directly to purchasers; or

         o        through any combination of the above.

         The distribution of the debt securities may be effected from time to time in one or more transactions at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. A prospectus supplement or a supplement thereto will describe the method of distribution of any series of debt securities.

         If we use any underwriters in the sale of debt securities, we will enter into an underwriting agreement, distribution agreement or similar agreement with the underwriters prior to the time of sale, and the names of the underwriters used in the transaction will be set forth in the prospectus supplement or a supplement thereto relating to the sale. If an underwriting agreement is executed, the debt securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. Unless we otherwise indicate in the prospectus supplement, the underwriting or purchase agreement will provide that the underwriter or underwriters are obligated to purchase all of the debt securities offered in the prospectus supplement if any are purchased.

         If any debt securities are sold through agents designated by us from time to time, the prospectus supplement or a supplement thereto will name any agent, set forth any commissions payable by us to any agent and the obligations of the agent with respect to the securities. Unless otherwise indicated in the prospectus supplement or a supplement thereto, any agent will be acting on a best efforts basis for the period of its appointment.

         Certain persons participating in an offering of the debt securities may engage in transactions that stabilize, maintain or otherwise affect the price of the debt securities. Specifically, the underwriters, if any, may overallot in connection with the offering, and may bid for, and purchase, the debt securities in the open market.

         No series of debt securities, when first issued, will have an established trading market. Any underwriters or agents to or through whom debt securities are sold by us for public offering and sale may make a market in the debt securities, but underwriters and agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any debt securities.

         In connection with the sale of the debt securities, any purchasers, underwriters or agents may receive compensation from us or from purchasers in the form of concessions or commissions. The underwriters will be, and any agents and any dealers participating in the distribution of the debt securities may be deemed to be, underwriters within the meaning of the Securities Act of 1933. The agreement between us and any purchasers, underwriters or agents will contain reciprocal covenants of indemnity, and will provide for contribution by us in respect of our indemnity obligations, between us and the purchasers, underwriters, or agents against certain liabilities, including liabilities under the Securities Act of 1933.

         Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

                                  LEGAL MATTERS

         Unless otherwise indicated in the applicable prospectus supplement, David L. Feltner, Esq., Akron, Ohio, our counsel, and Pillsbury Winthrop LLP, One Battery Park Plaza, New York, NY 10004-1490, our special counsel, will render opinions to any underwriters or agents as to the legality of the debt securities. Certain other legal matters will be passed upon by Thelen Reid & Priest LLP, 40 West 57th Street, New York, NY 10019-4097. Thelen Reid & Priest LLP has in the past represented FirstEnergy and GPU.

                                     EXPERTS

         The audited consolidated financial statements and related schedule incorporated by reference or included in our Annual Report on Form 10-K/A for the year ended December 31, 2000, incorporated by reference in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports dated February 16, 2001 with respect thereto, and are incorporated by reference in this prospectus in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

         With respect to the unaudited interim consolidated financial information for the quarters ended March 31, 2001 and June 30, 2001, incorporated by reference in this prospectus, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for reviews of that information. However, their separate reports thereon state that they did not audit and they do not express opinions on that interim consolidated financial information. Accordingly, the degree of reliance on their reports on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim consolidated financial information because these reports are not "reports" or "parts" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of that Act.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are required by the Securities Exchange Act of 1934 to file annual, quarterly and special reports and other information with the SEC. These reports and other information can be inspected and copied at the SEC's public reference room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also read and copy these SEC filings by visiting the SEC's website at http://www.sec.gov or our website at http://www.firstenergycorp.com. Information contained on our website does not constitute part of this prospectus.

         We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to the securities offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information, you should refer to the registration statement.

         The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. The information included in this prospectus is not complete, and should be read together with the information incorporated by reference. We incorporate by reference in this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until we sell all of the debt securities described in this prospectus; information we file in the future with the SEC will automatically update and supersede this information:

         o FirstEnergy Corp.'s Annual Report on Form 10-K/A for the year ended December 31, 2000.

         o FirstEnergy Corp.'s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001.

         You may also request additional copies of these reports or copies of our SEC filings at no cost by writing or telephoning us at the following address:

                                FirstEnergy Corp.
                              76 South Main Street
                             Akron, Ohio 44308-1890
                         Attention: Corporate Secretary
                                 (330) 384-5100

         You should rely only on the information contained in, or incorporated by reference in, this prospectus and the applicable prospectus supplement. Neither we nor any underwriter, agent or dealer has authorized anyone else to provide you with different information. Neither we nor any underwriter, agent or dealer is making an offer of these debt securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of the prospectus.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


Registration fee...............................................    $  1,000,000
Blue Sky fees and expenses.....................................    $      5,000
Rating agency fees.............................................    $    125,000
Trustee's fees and expenses....................................    $     15,000
Printing and engraving costs...................................    $     15,000
Legal fees and expenses........................................    $     80,000
Accounting fees................................................    $     70,000
Miscellaneous..................................................    $     10,000
                                                                   ------------
     Total Expenses............................................    $  1,320,000
                                                                   ============

ITEM 15.      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 1701.13(E) of Title 17 of Page's Ohio Revised Code Annotated gives a corporation incorporated under the laws of Ohio power to indemnify any person who is or has been a director, officer or employee of that corporation, or of another corporation at the request of that corporation, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, criminal or civil, to which he is or may be made a party because of being or having been such director, officer or employee, provided that in connection therewith, such person is determined to have acted in good faith in what he reasonably believed to be in or not opposed to the best interest of the corporation of which he is a director, officer or employee, and without reasonable cause, in the case of a criminal matter, to believe that his conduct was unlawful. The determination as to the conditions precedent to the permitted indemnification of such person is made by the directors of the indemnifying corporation acting at a meeting at which, for the purpose, any director who is a party to or threatened with any such action, suit or proceeding may not be counted in determining the existence of a quorum and may not vote. If, because of the foregoing limitations, the directors are unable to act in this regard, such determination may be made by the majority vote of the corporation's voting shareholders (or without a meeting upon two-thirds written consent of such shareholders), by judicial proceeding or by written opinion of independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified during the five years preceding the date of determination.

         Regulation 31 of the Company's Amended Code of Regulations provides as follows:

                  "The Corporation shall indemnify, to the full extent then permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a member of the Board of Directors or an officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Corporation shall pay, to the full extent then required by law, expenses, including attorney's fees, incurred by a member of the Board of Directors in defending any such action, suit or proceeding as they are incurred, in advance of the final disposition thereof, and may pay, in the same manner and to the full extent then permitted by law, such expenses incurred by any other person. The indemnification and payment of expenses provided hereby shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under any law, the Amended Articles of Incorporation, any agreement, vote of shareholders or disinterested members of the Board of Directors, or otherwise, both as to action in official capacities and as to action in another capacity while he or she is a member of the Board of Directors, or an officer, employee or agent of the Corporation, and shall continue as to a person who has ceased to be a member of the Board of Directors, trustee, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person."

         Section 1701.13(E) of Title 17 of Page's Ohio Revised Code Annotated provides that the indemnification thereby permitted shall not be exclusive of any other rights that directors, officers or employees may have, including rights under insurance purchased by the corporation.

         Regulation 32 of the Company's Amended Code of Regulations provides as follows:

                  "The Corporation may, to the full extent then permitted by law and authorized by the Board of Directors, purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit or self-insurance, on behalf of or for any persons described in Regulation 31 against any liability asserted against and incurred by any such person in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such liability. Insurance may be purchased from or maintained with a person in which the Corporation has a financial interest."

         The Company maintains and pays the premium on contracts insuring the Company (with certain exclusions) against any liability to directors and officers they may incur under the above indemnity provisions and insuring each director and officer of the Company (with certain exclusions) against liability and expense, including legal fees, which he or she may incur by reason of his or her relationship to the Company, even if the Company does not have the obligation or right to indemnify him or her against such liability or expense.

ITEM 16.      EXHIBITS.

         The following exhibits are incorporated by reference into this registration statement or are filed herewith and made a part hereof:

EXHIBIT NO.                             DESCRIPTION
-----------                             -----------

       (1)         Form of Underwriting Agreement.*

    (4)(a) Form of Indenture (For Unsecured Debt Securities) between FirstEnergy Corp. and Bank One Trust Company, N.A., as trustee, to be used in connection with issuance of Debt Securities.

    (4)(b)         Officer's Certificate.

    (4)(c)         Form of Unsecured Debt Securities (included in Exhibit 4(b)).

    (5)(a)         Opinion of David L. Feltner, Esq.

    (5)(b)         Opinion of Pillsbury Winthrop LLP.

      (12)         Statement regarding Computation of Ratios of Earnings to
                   Fixed Charges.

      (15) Letter of Arthur Andersen LLP regarding unaudited interim financial information.

   (23)(a)         Consent of Pillsbury Winthrop LLP (included in
                   Exhibit (5)(b)).

   (23)(b)         Consent of Arthur Andersen LLP.

      (24) Power of Attorney (set forth on the signature pages of the Registration Statement).

      (25) Statement of Eligibility of Bank One Trust Company, N.A., as trustee under the Indenture (For Unsecured Debt Securities).

----------
* To be filed by amendment.

ITEM 17.      UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers of sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
         Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
                  1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         Each of the undersigned directors and officers of FirstEnergy Corp., the registrant, individually as such director and/or officer, hereby makes, constitutes and appoints H. P. Burg, N. C. Ashcom, J. H. Byington and L. F. Torres, and each of them severally, as his true and lawful attorney-in-fact and agent to execute in his name, place and stead, in any and all capacities, and to file with the Securities and Exchange Commission, this registration statement and any and all amendments, including post-effective amendments, to this registration statement pursuant to the above undertaking, which amendment may make such other changes in the registration statement as the registrant deems appropriate.

                                   SIGNATURES

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE COMPANY CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF AKRON, STATE OF OHIO, ON THE 21ST DAY OF SEPTEMBER, 2001.

                                               FIRSTENERGY CORP.
                                               (Registrant)


                                               /s/ H. Peter Burg
                                               ---------------------------------
                                               H. Peter Burg
                                               Chairman of the Board and
                                               Chief Executive Officer

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.


/s/ H. Peter Burg                             Chairman of the Board and                   September 21, 2001
-------------------------------------          Chief Executive Officer
H. Peter Burg                                (Principal Executive Officer)


/s/ Richard H. Marsh                              Vice President and                      September 21, 2001
-------------------------------------          Chief Financial Officer
Richard H. Marsh                             (Principal Financial Officer)


/s/ Harvey L. Wagner                                  Controller                          September 21, 2001
-------------------------------------        (Principal Accounting Officer)
Harvey L. Wagner


/s/ Anthony J. Alexander                        President and Director                    September 21, 2001
-------------------------------------
Anthony J. Alexander


/s/ Carol A. Cartwright                                Director                           September 21, 2001
-------------------------------------
Carol A. Cartwright


/s/ William F. Conway                              Director                              September 21, 2001
--------------------------------
William F. Conway


/s/ Robert B. Heisler, Jr.                         Director                              September 21, 2001
--------------------------------
Robert B. Heisler, Jr.


/s/ Robert L. Loughhead                            Director                              September 21, 2001
--------------------------------
Robert L. Loughhead


/s/ Russell W. Maier                               Director                              September 21, 2001
--------------------------------
Russell W. Maier


/s/ Paul J. Powers                                 Director                              September 21, 2001
--------------------------------
Paul J. Powers


/s/ George M. Smart                                Director                              September 21, 2001
--------------------------------
George M. Smart


/s/ Robert C. Savage                               Director                              September 21, 2001
--------------------------------
Robert C. Savage


/s/ Jesse T. Williams, Sr.                         Director                              September 21, 2001
--------------------------------
Jesse T. Williams, Sr.